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Exhibit 5.1

[Letterhead of Willkie Farr & Gallagher LLP]

September 8, 2004

Simon Property Group, Inc.
National City Center
115 West Washington Street, Suite 15 East
Indianapolis, Indiana 46204

Ladies and Gentlemen:

        We have acted as counsel to Simon Property Group, Inc. ("Simon"), a Delaware corporation, in connection with the preparation of a Registration Statement on Form S-4 of Simon (Registration No. 333-118247) (as amended, the "Registration Statement") relating to the proposed distribution of shares of its (i) common stock, par value $.0001 per share ("Simon Common Stock"), (ii) 6% Series I Convertible Perpetual Preferred Stock ("Simon 6% Convertible Preferred Stock") and (iii) 8 3/8% Series J Cumulative Redeemable Preferred Stock ("Simon 8 3/8% Preferred Stock") to be issuable as a result of (A) the merger (the "REIT Merger") of Simon Acquisition I, LLC, a Maryland limited liability company and an indirect subsidiary of Simon ("Merger Sub"), with and into Chelsea Property Group, Inc., a Maryland corporation ("Chelsea"), and (B) the exchange of the common and preferred partnership interests (respectively, "SPG LP Common Interests" and "SPG LP Preferred Interests") in Simon Property Group, L.P., a Delaware limited partnership ("SPG LP"), to be issued to the holders of common units ("CPG Common Units") in CPG Partners, L.P., a Delaware limited partnership ("CPG LP"), in either the merger (the "Partnership Merger") of Simon Acquisition II, LLC, a Delaware limited liability company and an indirect subsidiary of Simon ("LP Merger Sub"), with and into CPG LP or the optional exchange offer by SPG LP for such CPG Common Units.

        We have examined copies of: (i) the Restated Certificate of Incorporation of Simon, as amended, and the Amended and Restated Bylaws of Simon; (ii) the Amended and Restated Limited Partnership Agreement of SPG LP, as amended; (iii) the resolutions and related minutes of Simon's Board of Directors approving the Merger Agreement (as defined below) and the transactions contemplated thereby (on behalf of itself and as general partner of SPG LP), including the issuance of the Simon Common Stock, Simon 6% Convertible Preferred Stock, Simon 8 3/8% Preferred Stock, SPG LP Common Interests and SPG LP Preferred Interests and approving the preparation and filing of the Registration Statement; (iv) the Agreement and Plan of Merger, dated as of June 20, 2004 (the "Merger Agreement"), by and among Simon, SPG LP, Merger Sub, LP Merger Sub, Chelsea and CPG LP and the other related transaction documents; (v) the Registration Statement and the Proxy Statement/Prospectus included therein (the "Proxy Statement/Prospectus"); (vi) the draft form of Certificate of Designations of the Simon 6% Convertible Preferred Stock filed as Appendix D to the Proxy Statement/Prospectus; and (vii) the draft form of Certificate of Designations of the Simon 8 3/8% Preferred Stock filed as Appendix E to the Proxy Statement/Prospectus. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed.

        In our examination, we have assumed the genuineness of all signatures, the capacity of each party (excluding Simon, SPG LP, Merger Sub or LP Merger Sub) executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of Simon and public officials.

        Based on the foregoing, we are of the opinion that:

  1.
  Simon is validly existing as a corporation in good standing under the laws of the State of Delaware.

  2.
  The shares of Simon Common Stock issuable upon completion of the REIT Merger (together with the shares of Simon Common Stock issuable (i) to holders of Simon 6% Convertible Preferred Stock upon conversion of the Simon 6% Convertible Preferred Stock issued in the REIT Merger, (ii) upon the exercise of any options to purchase Simon Common Stock issued in the REIT Merger in exchange for options to purchase common stock, par value $.01 per share, of Chelsea and (iii) upon the exchange of the SPG LP Common Interests issued in the Partnership Merger (including those SPG LP Common Interests issued upon conversion of the SPG LP Preferred Interests issued in the Partnership Merger)), when issued in accordance with the Merger Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

  3.
  Assuming the due execution and delivery by Simon of the Certificate of Designations of the Simon 6% Convertible Preferred Stock (the "6% Certificate of Designations") and that the 6% Certificate of Designations will be consistent with the form thereof filed as Appendix D to the Proxy Statement/Prospectus, the shares of Simon 6% Convertible Preferred Stock issuable upon completion of the REIT Merger (together with the shares of Simon 6% Convertible Preferred Stock issuable upon the exchange of the SPG LP Preferred Interests issued in the Partnership Merger), when issued in accordance with the Merger Agreement and the 6% Certificate of Designations, will be duly authorized, validly issued, fully paid and nonassessable.

  4.
  Assuming the due execution and delivery by Simon of the Certificate of Designations of the Simon 8 3/8% Preferred Stock (the "8 3/8% Certificate of Designations") and that the 8 3/8% Certificate of Designations will be consistent with the form thereof filed as Appendix E to the Proxy Statement/Prospectus, the shares of Simon 8 3/8% Preferred Stock issuable upon completion of the REIT Merger, when issued in accordance with the Merger Agreement and the 8 3/8% Certificate of Designations, will be duly authorized, validly issued, fully paid and nonassessable.

        This opinion is limited to the Federal law of the United States and the General Corporation Law of the State of Delaware.

        The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions or views to reflect any fact or circumstance that may hereafter come to our attention or any change in law that may hereafter occur or hereinafter become effective.

        We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading "Legal Matters" in the Proxy Statement/Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

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